EXHIBIT 107

Calculation of Filing Fee Tables

S-1

(Form Type)

NOVUSTERRA INC.

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price Per Share (1)	Amount of Registration fees (7)
Units (2)	3,833,333	5.130	19,664,998.29	1,822.95
Common stock at no par value per share (3)(4)			-	-
Warrants to purchase shares of common stock, no par value per share (3)(4)(5)
Common stock underlying the warrants included in the units (8)	7,666,666	6.41	49,143,329.06	4,555.59
Underwriters’ Warrants to purchase Common Stock (5)				-
Common Stock issuable upon exercise of the Underwriter’s Warrants to purchase Common Stock	166,667	5.13	855,001.71	79.26
Total Registration Fee (6)			69,663,329.06	6,457.79

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933 as amended.
(2)	Each unit consists of one share of common stock, no par value per share, and one warrant to purchase two shares of common stock, no par value per share.
(3)	Included in the price of the units. No fee required pursuant to rule 457(g) under the Securities Act.
(4)	Includes shares of common stock and/or warrants that the underwriter has the option to purchase to cover over-allotments, if any.
(5)	In accordance with Rule 457(i) under the Securities Act, no separate registration fee is required with respect to the warrants registered hereby.
(6)

We have agreed to issue to our underwriter warrants to purchase the number of shares of common stock (the “underwriter warrants”) in the aggregate equal to five percent (5%) of the shares of common stock to be issued and sold in this offering. The underwriter warrants are exercisable at a per share exercise price equal to 100% of the public offering price of one unit. As estimated solely for the purpose of recalculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the underwriter warrants is equal to 100% of $855,001.71 (5% of $17,099,998.29).

(7)	$6,000.00 of which was previously paid.
(8)

The warrants are exercisable at a price of $6.4125 per share, an exercise price equal to 125% of the public offering price per share of common stock (the high point of the range set forth on the cover page of the prospectus included as part of this registration statement). The proposed maximum aggregate public offering price of the shares of common stock issuable upon the exercise of the warrants was calculated to be $49,143,329.06.